Exhibit 10.16

[GRAPHIC]

General Agreement for the Procurement of

The License of Software and Services Between

Jabber, Inc.
and
AT&T Corp.

Agreement made March 22, 2002 by and between Jabber, Inc., (“Supplier”) a Delaware corporation, having a place of business at 1899 Wynkoop St., Denver, Colorado 80202 and AT&T Corp. (“AT&T Corp.”), a New Jersey corporation, having a place of business 3210 Lake Emma Rd., Lake Mary, Florida 32746, to facilitate the anticipated future procurement of the license of Software, the purchase of Maintenance Services and Materials, and Professional Services

On the basis of Supplier’s representations and in reliance upon Supplier’s expertise in analyzing, designing and providing equipment and software appropriate for Company’s applications, the parties agree as follows:

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[ii]

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[ii]

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VARIATION OF QUANTITY	31
WAIVER	31
WORK DONE BY OTHERS	31
ENTIRE AGREEMENT	31
APPENDIX A—SOFTWARE ESCROW AGREEMENT	Error! Bookmark not defined.
APPENDIX B—BUSINESS TERMS	Error! Bookmark not defined.
APPENDIX C—MAINTENANCE AGREEMENT	Error! Bookmark not defined.

[iii]

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General Agreement No. 20020321.3.C

Article I—Definitions Applicable To The Entire Agreement

DEFINITIONS
The definitions of this Article, which are set forth below in italics, apply to all the Articles of this Agreement:

Associated Entity means a corporation, partnership or venture, a majority of whose voting stock or ownership interest is owned directly or indirectly by AT&T Corp.

Company means AT&T Corp. or an Associated Entity which enters into or issues an Order under this Agreement.

Equipment means data processing and similar equipment, and also includes options, accessories and attachments for more basic equipment. Equipment includes as a component thereof any Media fixedly embedded therein in that it is not normally replaced except for maintenance and repair. Equipment may include in its meaning, depending upon context, a system or systems consisting of tangible Equipment and intangible Software.

Identification means any copy or semblance of any trade name, trademark, service mark, insignia, symbol, logo, or any other product, service, or organization designation, or any specification or drawing of AT&T Corp. or an Associated Entity, or evidence of inspection by or for any of them.

Indemnitees means Company, its customers, officers, directors, employees and representatives, others doing work under its immediate or ultimate direction and control, its end customers and intermediaries in the distribution chain, and its successors and assigns.

Information means any idea, data, program, technical, business or other intangible information, however conveyed.

Machine means any piece of electronic equipment capable of running commercial software including, but not limited to, the Software.

Maintenance Services mean all services required to operate the Equipment and Software in conformance with all descriptions and Specifications in the contract and the detection and correction of any Equipment or Software errors.

Materials means Media not fixedly embedded in Equipment, and tangible supplies of other kinds which are for or associated with Software.

Media or Medium means any document, print, tape, disc, tool, semiconductor chip or other tangible information-conveying article.

Modifications means Company additions or deletions to the Software documentation or Modifications to the Company Applications.

Order means Company’s form of purchase order or contract used for the purpose of ordering Software, Services or Materials.

Services mean Maintenance Services and other services in support of licensed Software.

Software means intangible Information constituting one or more computer or apparatus programs and the informational content of such programs, together with any documentation supplied in conjunction with and supplementing such programs, the foregoing being provided to Company by way of electronic transmission or by being fixed in Media furnished to Company.

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Specifications means the specifications for the Software as set forth in this Agreement and in the Order, or if not so set forth, shall mean Supplier’s current published specifications, user documentation, and other information for the Software as of the date of the Order and any additional specifications furnished by Company. Any provisions contained in Supplier’s specifications in conflict with the provisions of this Agreement shall be deemed deleted.

Supplier means the other party to this Agreement with Company to whom an Order is issued under this Agreement.

Use means use by any individual having authorized access to the computer on which the Software is operated. Such operation may include, without limitation, storing, loading or installing the Software in either the volatile or non-volatile memory of Equipment and displaying, executing or running the Software for the benefit of any or all of the following; the individual, Company; Company’s Customer; or Company Customer User.

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Article II—Provisions Applicable to License of Software

DEFINITIONS

The definitions of Article I apply to this Article. Also, the definitions which are set forth below apply to this Article:

Anonymous User is a user who is allowed to access an application Software product which is licensed hereunder and managed or supported by or for Customer.

Customer(s) or Company’s Customer(s) includes, but is not limited to, a corporation, partnership, venture, or other entity to which Company intends to provide a Value Added Service Offering utilizing Software or Services obtained from Supplier under this Agreement. For the purposes of this Agreement, Customer also includes a corporation, partnership, joint venture, or other entity to which Company intends to transfer the license to a sublicensee or Transferee or Company Customer User.

Customer Site means (i) a Company’s Customer location at which Company and/or Supplier are to deliver Services, Software and/or Equipment to such Customer under a Prime Contract; (ii) and/or at which Supplier is to provide Services and/or Equipment to Company under this Agreement.

Customer Users means employees, agents, contractors, and representatives of Company’s Customer, as well as Anonymous Users and/or any unaffiliated third party doing business with Company’s Customer with a need to use any Software licensed hereunder or to have access to its networks.

Enhancements mean all Software changes, including enhancements, new releases, new versions, product improvements, system modifications, updates, upgrades, field modifications and the like.

Prime Contract means an agreement between Company and one or more of Company’s Customers in which such Customers are to procure Software, Services and /or Value Added Services from Company.

Software Source Material means Information consisting of all intangible source programs, technical documentation and other information required for maintenance, modification or correction of the most current version of the Software supplied to Company.

Specifications means the specifications for the Software as set forth in the Order, or if not so set forth, shall mean Supplier’s current applicable published specifications and user documentation for the Software as of the date of the Order and any additional specifications furnished by Company. Any provisions contained in Supplier’s specifications in conflict with the provisions of this Agreement or Company’s specifications shall be deemed deleted.

Sublicense means an agreement where Company agrees to grant a license to a Customer pursuant to rights granted by Supplier hereunder.

Transferee means Company’s Customer to whom Company (a) assigns the rights to Use the Software licensed hereunder and (b) to whom Company delegates its duties and responsibilities.

Value Added Service Offering or Solution means the integration of Software or Services which are sold and/or licensed hereunder to Company with Company’s software and/or network or other services and which are then sold to a Customer.

LICENSE GRANT

Supplier hereby grants to Company an irrevocable, nonexclusive, worldwide, perpetual, license to Use the Software for use by no more than the Maximum Number of Customer Users as designated in Appendix B. Title to Software

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media shall pass at time of shipment. Shipment is F.O.B. Supplier. For software fixed in Equipment, title shall pass to Company upon acceptance of the Equipment. Software includes the basic items defined in the SOFTWARE AND PROGRAMMING AIDS clause and any other basic items listed on an Order. The foregoing license extends to any use of any program or software derived from the Software.

Supplier hereby grants Company the right to Sublicense and/or transfer the Software to Company’s Customer(s) and/or Customer Users provided that such Sublicense does not grant such sublicensee or Transferee any greater rights than those granted hereunder to Company by Supplier. Notwithstanding the foregoing, such sublicensee or Transferee of the Software shall not have the right to further sublicense or transfer the Software to another third party. All obligations, undertakings and indemnifications by Supplier under an Order shall run and inure to the benefit of Company and the sublicensee or Transferee. No sublicense shall release Company from its obligations under an Order, except that Supplier shall be a third party beneficiary and only the sublicensee shall be responsible to Supplier for sublicensee’s Use of the Software beyond the scope of the license granted to Company by Supplier. With Company’s prior written approval Supplier shall have the right to directly enforce its rights against such sublicensee for Use of the Software beyond the scope of the license granted.

The license granted hereunder includes the right for Company to Use the Software for a) processing information of Company and information of its Customers in connection with Company’s provision of services, b) making a reasonable number of copies of the Software for Use as authorized hereunder; c)providing a wide variety of communications and related services to Company’s Customers, and access to the Software by, Company’s Customers and Company Customer Users; d) allowing a third party-service-provider under contract with Company to Use the Software on or off Company’s or Company’s Customer premises, when such Use is solely for the benefit of Company or it’s Customers; e) modifying, enhancing, and creating derivative works of i) any documentation provided with the Software and/or ii) source code, if any, delivered hereunder, but only for producing Value Added Service Offerings or Solutions; and f) achieving any other purpose set forth in an Order. Upon delivery to Company, all Media shall become the property of Company. The foregoing license extends to any Use of any program or software derived from the Software.

LICENSE FEE

Fees for the license of the Software and the Maintenance of the Software shall be designated in a schedule attached to this Agreement as Appendix B. Appendix B may be revised from time to time by mutual written agreement of duly authorized agents of the parties without amending this Agreement.

Company shall maintain accurate books and records that reflect the number of Customer Users registered on the server Software. Not more than once in any calendar year, Supplier may retain an independent certified public accountant, subject to the approval of Company, (“Accountant”) who may, upon one week’s written notice and during normal business hours and with minimal disruption to the Company’s operations, inspect and audit Company records with respect to installation and use of the Software. Accountant’s activity shall be subject to a non-disclosure agreement between the Company and the Accountant, and any information obtained by the Accountant and conveyed to Supplier shall be subject to the Confidentiality Provisions in this Agreement. Any information obtained by the Accountant shall be subject to review by Company before being turned over to Supplier. If, upon performing such audit, it is determined that the Company has underpaid Supplier by an amount greater than five percent (5%) of the payments due Supplier in the period being audited, Company will bear all reasonable expenses and costs of such audit in addition to Company’s obligation to make full payment in accordance with the terms of this Agreement.

CONTENTS OF ORDER

An Order for Software shall be written on Company’s purchase order form and shall contain the following:

1.	The incorporation by reference of this Agreement;

2.	A complete list of the Software to be included in the license, including a reference to and incorporation of the applicable Software reference manuals;

3.	The name or names of the manufacturer and model number or numbers of the data processing equipment with which the Software shall be compatible;

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4.	The fee for the Software furnished and license granted;

5.	The location or locations at which the Software is to be delivered and invoiced;

6.	The date or dates by which the Software shall be delivered;

7.	Support services including technical Services and training; and

8.	Any other special provisions agreed upon by both parties.

ENHANCEMENTS AND MAINTENANCE

Supplier shall promptly furnish to Company during the duration of the Order, at an agreed upon charge, as provided in the Maintenance Agreement, Appendix C hereto, Software Enhancements and Maintenance Services. All Enhancements shall be considered Software subject to the provisions of the Order. Company may incorporate the Enhancements into the Software or continue using previous versions of the Software, at Company’s option. Company may, at any time and at its discretion, discontinue maintenance of the Software. Company is responsible for installation of the Software and for training Company Customer Users unless otherwise specified in Appendix B.

ELECTRONIC DISTRIBUTION

Company may request in any Order Electronic Distribution of the Software.

Electronic Distribution of all software shall be transmitted to Company via an electronic medium (Internet, telephone transmission, etc.). The Company acknowledges that it is responsible for the verification of all software programs received via an electronic medium. Company is responsible for all sales/use tax obligations. Company shall be authorized to deliver the software to other location either by CD, tape, or electronically.

INTELLECTUAL PROPERTY RIGHTS

Title to the Software and to intellectual property rights therein shall remain in Supplier or Supplier’s licensor, as applicable, and Company shall not and shall not knowingly permit any other party to reverse engineer (for the purpose of obtaining source code therefrom), modify, adapt, translate or create derivative works based on the Software except as specifically authorized by the terms of this Agreement. Company shall have the right to make a reasonable number of copies of the Software for Use as authorized in the Order or elsewhere in this Agreement. Company, however, shall not knowingly reproduce copies of the Software for the purpose of supplying it to others except to Company or Company Customer Users.

COPYRIGHT NOTICES

Company shall not remove any copyright notices from the Software and shall reproduce on each copy of the Software wherever a copyright notice, including the Company’s own name appears, the copyright notices contained in the Software as received from Supplier.

MODIFICATIONS

Company may make Modifications to the Software. Company shall have all right, title and interest to any Modifications and resulting derivative works and the intellectual property rights in such Modifications or works. Moreover, nothing contained in this Agreement or an Order shall limit Company’s right to reproduce and Use the modified Software, as long as that use does not violate the terms of this grant of License. However, any portion or aspect of the modified Software which is licensed from Supplier under this Agreement or an Order shall continue to be subject to all the provisions of this Agreement and the Order, and nothing contained herein grants to Company any rights to Use the Software other than as recited in this Agreement or the Order.

REDESIGNATION OR TRANSFER OF DESIGNATED SITE OR COMPUTER

If the Order specifies that Company’s Use of the Software is limited to a designated site or a designated computer, the provisions of this clause shall apply. For purposes of this clause, site shall include computer, as applicable to the Order. A redesignation shall refer to a change of site and shall include the movement of Software to upgraded equipment. A transfer shall refer to a temporary change of site of the Software.

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Without an additional charge or fee or any requirement for any additional license, Company may:

1.	Redesignate the site at which the Software will be used and shall notify Supplier of the new site and the effective date of the redesignation; and

2.	Concurrently operate the Software at another site for a period not to exceed three (3) months for the purpose of redesignating the assigned using site.

The license granted under the Order for a designated site may be transferred without notice to Supplier and at no additional charge or fee to Company: (a) to a backup site if the computer at the designated site is inoperative due to malfunction, due to performance of preventive or remedial maintenance, due to engineering changes or due to changes in features or model, until the computer is restored to operative status and processing of the data already entered in the computer at the backup site has been completed or (b) to one other site for assembly or compilation of the Software if the specifications of the computer at the designated site are such that the Software cannot be assembled or compiled on the computer.

REMOTE ACCESS

Company shall have the right, at no additional charge or fee, to have the Software used at any other location by means of remote electronic access.

RISK OF LOSS

If any Software fixed in Media is lost, damaged or made invalid during shipment, Supplier will promptly replace the Software and Media therefore at no additional charge to Company. If any Software is lost or damaged while in the possession of Company, Supplier will promptly replace the Software at the established charge for the associated Media unless such is provided by Company.

SOFTWARE AND PROGRAMMING AIDS

On the delivery date, Supplier shall furnish to Company, at no additional charge or fee, at least the following basic items:

1.
Object program (the fully compiled or assembled series of instructions, written in machine language, ready to be loaded into the computer, that guides the operation of the computer) stored in a Medium compatible with the equipment described in the Order;

2.	Program implementation and user instructions and required procedures;

3.	The Software Specifications, as well as the required machine configuration;

4.
Sample data output, such as printouts or typical screen displays, and any other programs, routines, subroutines, utility or service programs, flow charts, logic diagrams and listings, descriptive Specifications and acceptance Specifications or related material Supplier may have which is necessary or useful for the full implementation and Use of the Software and which Supplier normally furnishes to users of the Software without additional charge or fee.

SOURCE PROGRAMS AND TECHNICAL DOCUMENTATION

Supplier shall, at Company’s request, enter into an Escrow Agreement substantially the same in form and substance to the form attached (Appendix A) to this Agreement to safeguard Supplier’s Software Specifications and source program at any time during the duration of this Agreement. Both parties shall negotiate in good faith such Escrow Agreement.

If the parties have not entered into an Escrow Agreement then the following clause shall apply:

If Supplier, among other things, becomes insolvent, ceases to carry on business on a regular basis or fails to perform its obligations under the Order, and during a period of thirty (30) days thereafter Supplier (or some other financially and technically responsible successor in interest acceptable to Company which assumes in writing Supplier’s

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obligations under the Order) does not continue to perform those obligations, then (a) Supplier, or others acting on behalf of Supplier, shall furnish to Company all Software Source Materials and (b) Supplier will be deemed to have granted to Company a perpetual non-exclusive royalty-free right to Use the Software and the Software Source Materials under the provisions of the Order. If Company’s Use of the Software Source Materials involves Use or copying of copyrighted material or the practice of any invention covered by a patent, Supplier shall not assert the copyright or patent against Company.

WARRANTY

Supplier warrants to Company and its customers all of the following:

1.
Warranty.    Supplier expressly warrants that the performance of the rights and obligations set forth under this Agreement will not breach any other agreement or arrangement by which Supplier is bound and that the Software will conform to and perform in accordance with the Specifications. Supplier warrants that the media containing the Software and documentation shall be free of material defects. Supplier further warrants that there are no mechanisms within the Software which will, either now or in the future, interfere with the grants made in this Agreement. Company’s sole and exclusive remedy for Supplier’s breach of this Warranties set forth in this paragraph is replacement of the defective Software or media as long as any such defect is found within three (3) months after shipment by Supplier.

2.
Supplier warrants that it has taken commercially reasonable efforts to see that the Software does not contain any malicious code, program, or other internal component which would damage, destroy, or alter Software, firmware, or hardware or destroy or alter data or other information accessed by or through the Software.

3.
Warranty of Non-Infringement.    Supplier expressly warrants that it has the right and authority to enter into this Agreement and to license Software to the Company in accordance with the terms hereof. Supplier expressly warrants that it is not aware of any claim that Software infringes any rights of any third party. Supplier shall, at its expense, defend any suit or claim brought against Company in the United States, and shall indemnify Company and its Customers against an award of damages and costs against Company by a final court judgment based on a claim that Company’s use of Software infringes a third-party patent or copyright or other intellectual property right if Company (a) notifies Supplier in writing of the suit or claim within a reasonable time after Company receives notice; (b) gives Supplier sole authority to defend or settle the suit or claim; (c) gives Supplier all information in Company’s control concerning the suit or claim; and (d) reasonably cooperates and assists Supplier with defense of the suit or claim. Notwithstanding the foregoing, Supplier shall not be relieved of its indemnity obligations hereunder, unless and to the extent Supplier has been prejudiced by Company’s failure to take any of the foregoing actions. Company shall have the right, at its expense, to be represented by counsel of its own choosing.

Supplier does not warrant the Software against any suit or claim of infringement based upon the following (a) the use of the Software in combination, operation or use with any product not furnished by Supplier, where such combination is not required for the normal operation of the Software and where such claim would not have occurred in the absence of such combination, unless such third party products have been provided or recommended by Supplier for use in combination with the Software (b) in a modified state not authorized by Supplier, or (c) in a manner other than as indicated in the Specifications If Software becomes or in Supplier’s opinion is likely to become the subject of a suit or claim of infringement of a patent or copyright, Supplier shall, at its option and expense, (a) obtain the right for Company to use the Software; (b) replace or modify the Software so that it becomes non-infringing; or (c) if Supplier is not reasonably able to do either (a) or (b), terminate this Agreement and the license granted hereunder to the extent it relates to the infringing software. In the event that this Agreement is terminated under this Section, Company shall cease to use the infringing Software, and Supplier shall pay Company, as Company’s sole and exclusive remedy against Supplier for said termination, an amount equal to the fees paid for Maintenance and Services during the preceding year, plus the fees paid under this Agreement for the infringing Software.

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4.	Exclusion of Other Warranties.

THE WARRANTIES SET FORTH HEREIN CONSTITUTE THE ONLY WARRANTIES OF SUPPLIER WITH RESPECT TO THE SOFTWARE. THEY ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, EXCEPT THE IMPLIED WARRANTY OF TITLE AND AGAINST INFRINGEMENT, BUT INCLUDING, WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

TERM OF LICENSE

This License shall remain in effect unless earlier terminated as set forth herein. Company may terminate this Agreement, upon written notice, for any material breach of this Agreement Supplier may terminate a specific license for the failure to pay license fees when due, that Company fails to cure within thirty (30) days following written notice specifying such breach. Notwithstanding the foregoing, in the event of the termination or expiration of this Agreement, all licenses to the Software granted to Company’s Customer(s) and/or Customer Users prior to the effective date of termination or expiration shall remain in full force and effect and shall not be affected by termination or expiration of this Agreement.

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Article III—Provisions Applicable to Professional Services

STATEMENT OF WORK

1.
A Statement of Work for any Professional Services to be performed shall be negotiated by the parties and submitted in accordance with the terms of the clause CONTENTS OF ORDER FOR PROFESSIONAL SERVICES.

2.
If deemed necessary by Company, Company will furnish Supplier with information relevant to the Work to be performed hereunder, but only to the extent deemed appropriate by Company. Upon expiration or upon termination of this Agreement, Supplier shall return to Company all information furnished by Company.

3.	Supplier shall meet with Company, when requested by Company, to discuss planning and review progress of the Work described herein.

4.
Supplier shall transfer the knowledge of work being performed by Supplier for Company to Company-selected employees through means of day-to-day interaction, oral presentations, reports and other pertinent data gathered by Supplier as it relates to work under this Agreement.

SUPPLIER EMPLOYEES

The term “Supplier Employee” means anyone performing the Work or furnished by Supplier under this Agreement, including but not limited to the Supplier’s employees, consultants, representatives, agents, subcontractors, and subcontractors’ subcontractors at all tiers. It is agreed that all persons provided by Supplier to perform the Work are not employees or agents of Company, and Company shall not exercise any direct control or supervision over Supplier Employees but Company’s Technical Representative will be available for consultation. Supplier shall be responsible for monitoring the quality of Work of Supplier’s Employees.

Notwithstanding anything in this clause or elsewhere in this Agreement to the contrary, Supplier shall furnish only Supplier Employees and not consultants, representatives, agents or subcontractors without the prior written consent of Company’s designated Technical Representative in each instance. An Order placed under this Agreement shall constitute the only authorization for Supplier to take any action or to expend money. Estimates furnished by Company shall not constitute commitments. The terms of this Agreement shall also apply to any Services of the type covered under this Agreement performed by Supplier for Company unless covered under a separately executed agreement.

Supplier shall be responsible for its own labor relations with any trade or union which represents its employees and shall be responsible for negotiating and adjusting all disputes. Supplier shall be the sole entity responsible for receiving complaints from Supplier Employees regarding their assignments and for notifying Supplier Employees of the termination or change of their assignments. Company has the right at any time (prior to and after assignment to Company’s Work) and for any reason to reject or to have Supplier remove Supplier’s employees from the Work under this Agreement upon notice to Supplier. Upon such notice, Supplier shall, at Company’s request, replace the Supplier employee(s). In the event of any staffing change, Company shall not be charged for the time required to train the replacement. The amount of noncompensatory training time, if any, shall be mutually determined by Supplier and Company’s Representative.

Supplier further agrees that any Supplier Employee, who is or becomes a “leased employee” (as defined in Section 414 (n) of the Internal Revenue Code) of Company during the term of this Agreement, shall not be covered by, and shall be excluded from participation in, any employee benefit plan maintained by Company.

Supplier agrees that it will only use former employees of Company in the performance of Work under this Agreement or an Order issued under this Agreement if 1) they are not brought back to perform the same assignment they had when they were employees and 2) they have been off the payroll for at least six months. Supplier shall, prior to the start of Work, certify its compliance with these provisions.

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Supplier shall indemnify and save Company harmless from and against any losses, damages, claims, demands, suits and liabilities that arise out of, or result from, any failure by Supplier to perform its obligations under this clause. Supplier shall also indemnify and save Company harmless from any entitlement, assertion or claim, which any of Supplier’s Employees might have or might make relative to rights or privileges in any Company employee benefit plan and which arises, in whole or in part, out of Work rendered under this Agreement and each Order.

CONTENTS OF ORDER FOR PROFESSIONAL SERVICES

An Order for Professional Services shall be substantially in the form described below and shall contain the following information as applicable:

1.	The incorporation by reference of this Agreement and a unique identifying number assigned by a designated representative within Company’s Supplier Management Division and

2.	A Statement of Work signed by Supplier and Company’s designated technical representative that includes:

A.	A description of the Work to be performed including all deliverables and Work Products to be provided by Supplier,

B.	A performance and/or delivery schedule,

C.	Any applicable Specifications, and

D.	Pricing detail for the work to be performed.

TERMINATION

Company, without prejudice to any right or remedy on account of any failure of Supplier to perform its obligations under this Agreement, may at any time terminate the performance of the Work under this Agreement, in whole or in part, by written notice to Supplier specifying the date upon which such termination becomes effective. In the event of any such termination, other than for a breach or failure of Supplier to perform its obligations under this Agreement, Supplier shall be entitled to payment for Services rendered and for expenses properly reimbursable under the purchase order prior to the effective date of termination; provided, however, that payment of any such amounts by Company shall be subject to any provision for the limit of expenditures set forth in the purchase order. The payment of such amounts by Company shall be in full settlement of any and all claims of Supplier of every description, including profit.
In the event of termination of this Agreement, all Company property and all Work Products in Supplier’s possession shall be forwarded promptly to Company.

STAFFING CHANGES

Company has the right at any time and for any reason to reject or have Supplier remove Supplier’s Employees from the Work under this Agreement upon reasonable notice to Supplier. Upon such notice, Supplier shall, at Company’s request, replace the Supplier Employee(s). In the event of any staffing change, Company shall not be charged for the time required to train the replacement. The amount of noncompensatory training time, if any, shall be mutually determined by Supplier and the Company technical representative.

COMPENSATION

Company shall pay Supplier for Services in accordance with the Statement of Work entered into pursuant to this Agreement. Supplier’s rates shall remain fixed and may not be increased without the written approval of a designated representative within Company’s Supplier Management Division. Supplier’s rates include the cost of all labor, equipment, materials and other disbursements required to complete the Services provided for under the Order and Company shall not pay Supplier for any other charges, costs or expenses except as specifically authorized by Company in this Agreement or the Order. Company shall only be obligated to pay for Services actually performed. If Work is performed on Company’s premises, Company may require that Supplier Employees’ Work week coincide with the CompanyWork week. Supplier Employees’ vacations and holidays shall be paid by Supplier in accordance with Supplier’s policies. Supplier shall schedule vacations for its Supplier Employees so as not to interfere with or delay the Technical Services to be provided to Company.

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Company’s Technical Representative shall approve Supplier’s authorized charges for Work performed under a Statement of Work issued pursuant to this Agreement.

In addition to payment of the above fee or rates, reasonable expenses for transportation and living while on approved travel assignments outside the area may be reimbursable, if authorized in this Agreement. Supplier shall submit invoices for reimbursable transportation and living expenses promptly upon completion of the travel events. Supplier shall list the transportation and living charges as separate items on each invoice for the period covered, and such items shall be in the same detail and accompanied by the same receipts as are required for Company’s on–roll employees. All authorized travel and living expenses will be reimbursed in accordance with the provisions set forth below. All invoices shall be certified as approved by Company’s Technical Representative prior to submission for payment. Supplier shall retain all such records for a period of not less than one calendar year after the expiration of this Agreement.

A.
Transportation—Economy class airfare will be reimbursed upon presentation of an airline ticket related to Company assignments hereunder. Reasonable taxi, bus or car rental expenses and associated tolls, tips and parking fees shall be reimbursed by Company. Reimbursement for car rental expenses shall be made upon presentation of the car rental agreement.

B.	Lodging—Company shall reimburse reasonable lodging expenses incurred by Supplier Employee upon presentation of the appropriate receipts.

C.
Meals—Company shall reimburse reasonable meal expenses not exceeding $50.00 daily which shall include room service and gratuities incurred by Supplier Employee upon presentation of the appropriate receipts.

D.	Telephone Calls—Business calls made in connection with the Work described herein shall be reimbursed. Non–Company related business calls placed from Supplier Employee’s hotel will not be reimbursed.

E.
Personal Expenses—Company will not reimburse personal expenses of Supplier Employee. If expenses of a personal nature (i.e., hotel/ship purchase, alcoholic beverages, in–room movies, sundry items, etc.) are charged against the room, the amount will be deducted from the invoice presented to Company. For trips which extend beyond four days, reasonable valet and laundry charges will be reimbursed. Company will reimburse reasonable gratuities.

Company shall specify a limit on Services to be provided by designating a maximum monetary amount in this Agreement. Supplier shall not perform Services and Company shall not be required to pay for Services beyond the point where billing would exceed the specified limit unless Supplier shall have first secured an amendment authorizing the increased expenditure.

PRICE REVISION

Prices shall not increase during the initial twelve month period of performance under this Agreement. Thereafter, Supplier may request an increase in price under this Agreement only once in each succeeding twelve (12) month period by giving written notice to a designated representative within AT&T Supplier Management Division at least forty-five (45) days prior to the proposed effective date thereof. Such revision shall be determined by mutual agreement of the parties, and shall be based upon rate guidelines administered by AT&T Supplier Management Division. Services provided prior to the proposed effective date shall not be affected by the proposed price revision. If the parties fail mutually to agree upon revised prices by the proposed effective date, Supplier shall diligently continue in the performance of this Agreement as if the request for price increase had not been made.

INVOICING

Invoices shall be sent monthly while Services are being performed, and a final invoice shall be sent upon completion or termination of Work to the address provided in the Order.

For Services performed on a Time and Materials Basis, each invoice shall reference this Agreement, the Order number, the Statement of Work (and supporting Project Work Plans), and list all chargeable items in units and dollar amounts. The invoice shall list by name and classification each Supplier Employee whose time is included and shall show the

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total hours worked by each and the hourly rate charged as well as any approved expenses incurred. At Company’s option, all invoices are payable 1.5% net 10, or net 30 from the date of receipt of invoices or Services, whichever is later.

For Services provided under a Fixed Price Engagement, Company shall be invoiced monthly under the relevant Statement of Work (and supporting Project Work Plans) based upon the percentage of the work completed during the course of that month. The invoice shall reference this Agreement, the Order number, the relevant Statement of Work (and Project Work Plans) and detail the Supplier’s progress on the specific project iterations during each month. The Company may withhold a retainer equal to 20% of the invoice amount, excluding approved expenses. Upon written acceptance at each iteration as defined herein, Company agrees to pay Supplier the retainer amount for that iteration in full within 10 days from the date of acceptance. Approved expenses shall be billed monthly. At Company’s option, all invoices are payable 1.5% net 10, or net 30 from the date of receipt of invoices or Services, whichever is later.

If supporting services (such as computer machine time) are required in the performance of any Services and a charge for such use will be billed to Company, written approval of such arrangements shall be specified in this Agreement. The Work shall be delivered free from all claims, liens and charges whatsoever. Company reserves the right to require, before making payment, proof that all parties furnishing labor and materials for the Work have been paid.

Company shall be responsible for paying state and local sales and use taxes, as applicable to transactions under this Agreement.

STANDARD OF PERFORMANCE AND ACCEPTANCE OF PROFESSIONAL SERVICES

The intent of this clause is to establish Company’s standard of performance which must be met before the Work is accepted by Company.

1.
Company shall evaluate the Work Products and deliverables provided in accordance with the requirements set forth in the Statement of Work (and approved supporting Project Work Plans) for compliance with the criteria set forth therein and shall submit a written acceptance or rejection to Supplier within fifteen (15) days after the receipt by Company of the completed Services or such longer period set forth in the Order. The written acceptance or rejection shall be transmitted to Supplier as designated in the Statement of Work. Company shall have the right to accept portions of the Services.

2.
If Services evaluated pursuant to paragraph 1 of this clause is rejected, Company shall have the option of requiring Supplier to correct each error leading to the rejection, and, if Company exercises this option, to require resubmission of the corrected Services for acceptance testing within thirty (30) days following receipt of notice from Company of the errors. After any such resubmission, Company shall have fifteen (15) days after the resubmission to accept or reject the Services. If the corrected Services pass the acceptance tests, Supplier shall incorporate the correction(s) in the deliverables as appropriate.

3.
If Company exercises its option under paragraph 2 of this clause and errors in rejected Services are not corrected within the specified thirty (30) day period, or if resubmitted Services reevaluated by Company during the fifteen (15) day re-evaluation period is again rejected, then Company shall, at its option:

a.	retain the deliverable(s) at an equitable adjustment in any fees as may be agreed to by the parties, in which case the deliverables shall be deemed accepted;

b.
afford Supplier one (1) or more correction extensions for a period or periods to be specified by Company without prejudice to Company’s rights to thereafter exercise its option under either section (a) or (c) of this paragraph without further notice to Supplier, if the errors have not been corrected; or

General Agreement No. 20020321.3.C

All right, title and interest in and to all tangible and intangible Work and Work Products developed or produced under this Agreement by or on behalf of Supplier for Company, whether comprising or incorporated in specifications, drawings, sketches, models, samples, data, computer programs, reports, documentation or other technical or business information, and all right, title and interest in and to patents, patent applications, copyrights, trade secrets, trademarks and other intellectual property derived from such Work and Work Products are hereby assigned by Supplier to Company and are hereby agreed by Supplier to be transferred to Company or otherwise vested therein, effective when first capable of being so assigned, transferred or vested. Supplier shall obligate its employees, subcontractors and others to provide, and shall supply to Company at no extra cost, all such assignments, rights and covenants as Company deems appropriate to assure and perfect such transfer or other vesting; provided, however, if any such Work or Work Products which are deemed Enhancements to Software licensed from Supplier shall be governed by such license and by the terms of Article III. All Work and Work Products shall be provided to Company as required herein or on termination or completion of this Agreement, whichever is earlier, unless Supplier is requested in writing to do otherwise. All such work and work products shall be considered and arranged to be a “work made for hire” to the extent allowed by law.

The Work and Work Products developed or produced under this Agreement shall be the original work of Supplier, unless Company’s technical representative has consented in writing to the inclusion of Work or Work Products owned or copyrighted by others (hereafter “included Works”). In requesting such consent, Supplier shall notify Company of the scope of the rights and permissions Supplier intends to obtain for Company with respect to such included Works and modify the scope of same as requested by Company. Copies of all rights and permissions, clearly identifying the included Works to which they apply, shall be supplied to Company promptly after their acquisition.

Company shall not acquire title hereunder to any intangible Work or Work Products preexisting execution of this Agreement and not developed or produced in anticipation hereof. Supplier agrees to grant and hereby grants to Company a non-exclusive, royalty-free license to use such preexisting Work or Work Products to the extent that they are needed for Company to exercise the rights granted by Supplier to Company hereunder.

Supplier agrees, for itself and its affiliates, not to assert patents and copyrights owned or controlled by Supplier or any parent thereof or subsidiary of either against Company, its affiliates, and its or their direct or indirect customers, in connection with any Work Product or other subject matter directly or indirectly derived from Work done hereunder.

SUPPLIER’S CONFIDENTIAL INFORMATION

Except for information owned by Company under the clause TITLE TO WORK PRODUCT, no specifications, drawings, sketches, models, samples, tools, computer or other apparatus programs, technical or business information or data, written, oral, or otherwise, furnished by Supplier to Company under this Agreement or order, or in contemplation of this Agreement or order shall be considered by Supplier to be confidential or proprietary.

IDENTIFICATION CREDENTIALS

Company may, at its discretion, require Supplier Employees to exhibit identification credentials, which Company may issue, in order to gain access to Company’s premises for the performance of the Work. When Supplier Employees are no longer performing Work, Supplier shall ensure the prompt delivery to Company’s Technical Representative of the identification credentials involved or a written statement of the reasons why the identification credentials cannot be returned. Supplier shall be liable for any damage or loss sustained by Company if such credentials are not returned to Company.

LICENSES

No licenses, express or implied, under any patents are granted by Company to Supplier under this Agreement.

General Agreement No. 20020321.3.C

Article IV—Provisions Applicable To Support Services

DEFINITIONS APPLICABLE TO THIS ARTICLE

Severity
Level 1 means an urgent problem that affects the critical functions of the Software so that basic functions cannot be performed. A significant number of users of the system and/or network are currently unable to perform their tasks as necessary. The system and/or major application of the system are down or severely degraded.

Severity
Level 2 means a major problem in which the Software is experiencing a problem causing a loss of service and / or functionality. A problem which significantly impacts Company’s ability to do business, the severity of which is significant and may be repetitive in nature and has an impact on the timely performance of business functions. A function of the system, or product is impacted.

Severity
Level 3 means a minimal problem in which the Software is experiencing a problem causing a loss of service and / or functionality. A problem that minimally impacts Company’s ability to do business, but can function with a work-around or bypass. A function of the system, network or product is impacted.

Severity
Level 4 means a general enhancement request. Impact is confined to company inconvenience and negligibly impacts Company’s ability to do business. Jabber will consider, at its discretion, all enhancement requests for future implementation of the Software.

LICENSE SEPARATION

Software license rights or usage of the Software shall not be conditional upon the ordering of Support Services by Company. Cancellation or termination of Support Services by Company will not in any way affect the license granted hereunder under Article II.

SUPPORT SERVICES

Support Services are an option that may be exercised by Company at Company’s sole option and may be cancelled at any time upon thirty (30) days written notification by Company to Supplier. In the event Company cancels Support Services, Company shall be entitled to a pro-rated refund for the remaining time period. Fees shall be set in accordance with Appendix B of this Agreement.

DELEGATION OF RESPONSIBILITIES

Supplier shall be responsible for all Support Services and shall not assign or transfer these duties and or responsibility without the express written consent of Company in accordance with the ASSIGNMENT clause.

INVOICING

Supplier will invoice Company for annual Support Fees in accordance with Appendix B.

COVERAGE PERIOD FOR ON CALL TECHNICAL SUPPORT

As a minimum the Supplier shall provide the following range of coverage for its on-call technical support at the prices specified in Appendix B: Routine (8X5): 8 hours per day, 5 days per week.

Mission Critical (24X7): 24 hour a day, seven (7) days a week, 365 days per year and including holidays.

POINT OF CONTACT

During the applicable Coverage Period, Supplier will provide access to knowledgeable technician(s) for Software questions, troubleshooting, and problem resolution via a telephone hotline. Company’s access to hotline technicians during the Coverage Period shall be immediate. Supplier will provide a hotline telephone number to be used by Company. Upon request, Supplier shall also provide e-mail addresses and/or pager number for hotline technician(s).

RESPONSE TIMES

Supplier shall insure that technical support provided under Support Services shall meet the following minimum performance metrics based upon Severity Level. The appropriate Severity Level will be determined by an authorized Company representative.

General Agreement No. 20020321.3.C

1.	Callbacks

Severity Level 1—In the event that hotline support technician is unable to immediately resolve a problem during initial call from Company representative, a callback from Supplier shall be made within 1 hour of the trouble report. Callback will be from a knowledgeable Supplier representative with skill set sufficient to obtain prompt problem resolution. Support will be seven (7) days a week, 24 hours a day, including holidays.

Severity Level 2—In the event that hotline support technician is unable to immediately resolve problem during initial call from Company representative, a call back from Supplier shall be made within 14 hours. Callback will be from a knowledgeable Supplier representative with skill set sufficient to obtain prompt problem resolution. Support will be six (6) days a week (Monday through Saturday), 24 hours a day, including holidays.

Severity Level 3—In the event that hotline support technician is unable to immediately resolve problem during initial call from Company representative, a call back from Supplier shall be made within 1 day. Callback will be from a knowledgeable Supplier representative with skill set sufficient to obtain prompt problem resolution. Support will be five (5) days a week (Monday through Friday), 24 hours a day, including holidays.

Severity Level 4—In the event that hotline support technician is unable to immediately resolve problem during initial call from Company representative, a call back from Supplier shall be made within 2 days. Callback will be from a knowledgeable Supplier representative with skill set sufficient to obtain prompt problem resolution. Support will be five (5) days a week (Monday through Friday), 24 hours a day, including holidays

2.	Restoration

Severity Level 1—A program fix or work-around shall be provided with a goal of 12 hours from notification for all problems designated as a defect or deficiency which has a material impact on Company’s use of the Software. A patch shall be provided within 48 hours of notification of Severity Level 1 problem. If necessary, Supplier shall work towards problem resolution twenty-four (24) hours around the clock after receipt of verbal or written notification for all problems designated as such. The restoration date may extend outside the immediate 8 hours, but will be a function of the total continuous effort towards resolution.

Severity Level 2—A program fix or work-around shall be provided within 5 calendar days of notification for all problems designated as Severity Level 2. A patch shall be provided within 5 calendar days of notification of a problem.

Severity Level 3—Supplier shall restore the licensed software to operating specifications with a goal of 10 calendar days from notification.

Severity Level 4—Supplier shall restore the licensed software to operating specifications with a goal of 15 calendar days from notification.

RECLASSIFICATION OF SEVERITY LEVELS

Company may reclassify the Severity Level of a problem upon notice to Supplier. This includes, but is not limited to, instances where the problem is more severe or having a greater impact than originally thought or if the problem becomes more frequent or starts significantly affecting operations.

General Agreement No. 20020321.3.C

REPORTING OF PROBLEMS

Supplier shall accept requests for problem resolution from a reasonable number of representatives as may be designated by Company with acceptance by Supplier at any site during any given time period. Support Services shall not be conditional upon designated callers.

COMPANY RESPONSIBILITIES

Companys Level 1 & Level 2 Support organizations will provide the following functions:

Act as the sole interface for the Central Point of Contact (CPOC) for individual customers experiencing MIM problems AT&T Global Network Services (AGNS).

AGNS Level 1 CustomerCare will perform all initial AGNS problem determination to resolve the problem or to identify the source of the problem.

If it is determined that the failing component is related to the MIM Product itself or the problem is unidentifiable by Level 1 & Level 2 PD efforts, Level 2 will engage JabberSupport for assistance in resolution by sending the problem ticket to Jabber Corp.

Company Customer Assistance will maintain an owner within CustomerCare to monitor the ticket, and Level2 will own the liaison role between AT&T Labs and the customer CPOC/individual customer.

SUPPLIER RESPONSIBILITIES

Provide Level 3 support for the MIM service.

Monitor the Jabber CSS MIM queue for new problems being assigned to Jabber.

Maintain the level of Sev1/Sev2/Sev3/Sev4 response times as defined in the chart shown below. Response times include updating the problem tickets within the guidelines of the Severity chart.

Provide/Update tools used by the CPOC and Level1/Level2 to determine customer profile information & status and do PD.

Provide updates and input into the PROtrack database that allows Level 1/Level 2 to search/find answers to problems already resolved by Jabber. This would be information to populate our database with “known problems” that we might see again during the life of the MIM service, and the answers to those problems.

Provide a FAQ for customers during the enabling stage.

Provide Escalation procedures/contacts/phone #s in the event that AT&T needs to escalate a particular problem/issue above the normal process.

The following tables outline the severity codes and definitions for this service between ATT and Jabber:

General Agreement No. 20020321.3.C AGNS Severity Code Definitions
SEVERITY CODE	TITLE	DEFINITION
1 1 hour initial response	Critical Impact	• Product or network unusable • Network/Service Outage • Multiple users affected • No workaround
2 14 hours initial response	Major Impact	• Important function/network not accessible • Major impact on a single users ability to do work • No workaround
3 1 day initial response	Minimal Impact	• Product or network use not seriously affected • Minor impact on the customers ability to do work • Workaround available
4 2 days initial response	No Impact	• Questions/comments • Problem does not affect the user’s ability to do work • Enhancement requests

1.	Incident Tracking and Reporting

Supplier shall record and monitor all incidents, maintaining tracking logs accurately and timely. Supplier shall not close an incident or change the priority of an incident without written authorization by Company.

2.	Escalation

Supplier shall maintain accurate and timely incident status throughout the duration of problem resolution. Problems that cannot be resolved via initial point of contact will be immediately referred to the next level of support. This second level of support (Level 2) will be designated as Company’s point of contact for escalation until the problem in resolved. Escalation metrics are based upon the Severity Level.

3.
Escalation to Supplier Development Organization Severity Level 1—If a problem has not been resolved within 3 hours of initial notification, the Level 2 Supplier representative will escalate problem to Supplier’s development organization immediately.

Severity Level 2—If a problem has not been resolved within 12 hours of initial notification, the Level 2 Supplier representative will escalate problem to Supplier’s development organization immediately.

Severity Level 3—If a problem has not been resolved within 5 calendar days of initial notification, the Level 2 Supplier representative will escalate problem to Supplier’s development organization immediately.

General Agreement No. 20020321.3.C

4.	Escalation to Management

Severity Level 1—Upon receipt of notification of a problem, the Level 2 Supplier representative will escalate problem to an executive within the Supplier’s management team.

Severity Level 2—The Level 2 Supplier representative will escalate a problem to the appropriate level of management within Supplier’s organization at the same time the problem is escalated to Supplier’s development organization.

Severity Level 3—If problem has not been resolved within 8 calendar days of notification, the Level 2 Supplier representative will immediately escalate the problem to the appropriate level of management within Supplier’s organization.

PERFORMANCE REPORTING

Supplier shall provide Company with an electronic report monthly showing the number of problem reports it has received and provide resolution of the problems identified.

OPTION TO RENEW

Company may extend the term of the Support Services by providing Supplier notice of intent to renew at least 30 days before the support period expires. Renewal shall reflect any inventory changes including additions and deletions. If the Company exercises its option to renew, the extended support period shall continue to be governed by the terms and conditions associated with this Agreement.

PRICE ADJUSTMENTS

Suppler agrees not to increase the annual fee for Support Services for Software by more than the amount permitted under the clause FEES in Article II.

REACTIVE SUPPORT

Upon receipt of a customer-reported problem, Level1 will determine if the problem is related to the customer’s client or PC, AGNS LIG, AGNS Backbone, or customer premises equipment. Level2 will be engaged if Level1 determines that the problem is related to the Managed Instant Messaging client software itself or they cannot resolve the issue in an appropriate timeframe. In the event Level2 cannot determine the problem, they will engage Level3 (Jabber, Inc.) by placing the Problem Ticket into the Jabber, Inc. support queue as part of the Jabber support portal for MIM. The following pieces of information will be the minimal required to pass to Jabber, Inc. (Level3):

Upon resolution of a customer reported trouble, Jabber, Inc. would contact the Level2 ticket owner and provide them the resolution so that Level2 can verify the resolution with the customer. If the end user accepts the resolution, Level2 will close the problem ticket. If the end user doesn’t accept the resolution, Level2 will work with the user and if necessary, re-engage Jabber, Inc

CONTACT INFORMATION AND HOURS OF OPERATION:

Level1 is available to Jabber, Inc. via this phone number. This dedicated number is staffed 24x7.

Level1 Customer Care
AGNS Dedicated Toll Free number	Phone Number
AGNS Customer Care Technical Support—24x7	800-556-3744 option 3

Jabber, Inc. is available to AGNS via this phone number. This dedicated number is staffed business hours.

Jabber MIM support
Jabber, Inc.	Phone Number
Jabber Support available business hours	1 (877) 789-4148
Jabber Escalation Process

General Agreement No. 20020321.3.C

Jabber, Inc.	Phone Number
On-shift Escalation Manager	TBD
Off-shift Escalation Manager	TBD

Article V—General Provision Applicable To The Entire Agreement

ORDERING COMPANIES

Company may order under this Agreement. Also, those additional Associated Entities, both U.S. and foreign, designated in writing by AT&T Corp. may order under this Agreement.

Any Order issued under this Agreement shall be a contractual relationship between the ordering Company and Supplier, and Supplier shall look only to the ordering Company for performance of Company’s obligations under such an Order.

SCOPE OF AGREEMENT

This Agreement is applicable to the procurement by Company from Supplier of Equipment, Software, intellectual property rights, Services, and Materials.

EFFECTIVE DATE AND DURATION OF AGREEMENT

This Agreement shall become effective as of the date set forth above and shall continue in effect until terminated by either Supplier or Company upon thirty (30) days’ prior written notice to the other party. The amendment or termination of this Agreement shall not affect the obligations of Company or Supplier under any then existing Order issued under this Agreement, but the Order shall continue in effect as though this Agreement had not been amended or terminated, as the case may be, and were still in effect with respect to the Order. Nor shall termination affect any licenses previously granted to Company’s Customers or Customer Users.

ORDER

Each Order shall reference this Agreement thereby incorporating the provisions of this Agreement in the Order. If notice of rejection of an Order is not received by Company within twenty (20) days from the date of issuance of an Order, the Order shall be deemed to have been accepted by Supplier.

ASSIGNMENT BY COMPANY

Company shall have the right to assign this Agreement and to assign its rights and delegate its duties under this Agreement either in whole or in part (an “Assignment”), including, but not limited to, software licenses and other grants of intellectual property rights, at any time and without Supplier’s consent, to (i) any present or future affiliate of Company (including any subsidiary or affiliated entity thereof), (ii) any unaffiliated new entities that may be formed by Company pursuant to a corporate reorganization, including any subsidiary or affiliated entity thereof; or (iii) any third party which by purchase, lease, outsourcing agreement or otherwise, assumes the operation, administration and/or management of any substantial portion of the business of Company affected by this Agreement. Company shall give Supplier written notice of any Assignment, including (i) the effective date of the Assignment (“Effective Date”), and (ii) the entity or entities receiving rights and/or assuming obligations under the Agreement (“Entities”). Upon the Effective Date and to the extent of the Assignment, Company shall be released and discharged from all further duties under this Agreement, except non-disputed monies owed as to materials, services, or intellectual property rights transferred to assignee, ordered from or provided by Supplier prior to, on or

General Agreement No. 20020321.3.C

after the Effective Date. Notwithstanding that an Assignment has been made, Company, at its sole option, shall continue to have the right to purchase, lease, or license material or services under this Agreement as if an Assignment had not been made. If this Agreement includes a commitment to purchase a stated or determinable quantity of goods, services or rights, or prices that vary based on the quantities purchased, the aggregate of purchases by the Entities under this Agreement will be included in determining the quantity.

ASSIGNMENT AND SUBCONTRACTING

Supplier shall not assign any right or interest under this Agreement (excepting monies due or to become due) or delegate or subcontract any Work or other obligation to be performed or owed under this Agreement without the prior written consent of Company. Any assignment, delegation or subcontracting without such consent shall be void. Any assignment of monies shall be void if (1) Supplier shall not have given Company at least thirty (30) days prior written notice of such assignment or (2) such assignment imposes upon Company obligations to the assignee in addition to the payment of such monies, or precludes Company from dealing solely and directly with Supplier in all matters pertaining to this Agreement including amendments or settlements of charges. All Work performed by Supplier’s subcontractor(s) at any tier shall be deemed Work performed by Supplier.

CHANGE

Company may at any time during the progress of the Work require additions, deletions or alterations (all hereinafter referred to as a “Change”) to the Work. Within ten (10) days after a request for a Change, Supplier shall submit a proposal to Company which includes any changes in Supplier’s costs or in the delivery or Work schedule necessitated by the Change. Company shall within ten (10) days of receipt of the proposal, either (i) accept the proposal with a written amendment directing Supplier to perform the Change or (ii) advise Supplier not to perform the Change in which event Supplier shall proceed with the original Work. No such Change shall be considered nor shall Supplier be entitled to any compensation for work done pursuant to or in contemplation of a Change, unless made pursuant to a written amendment or Change Order issued by Company.

GOVERNING LAW

This Agreement shall be governed by the laws of the State of New Jersey, excluding application of its conflict of laws provisions. The parties agree that the provisions of the New Jersey Uniform Commercial Code apply to this Agreement and all transactions under it, including agreements and transactions relating to the furnishing of services, the lease or rental of equipment or material, and the license of software. Supplier agrees to submit to the jurisdiction of any court wherein an action is commenced against Company based on a claim for which Supplier has agreed to indemnify Company under this Agreement.

CLAUSE HEADINGS

The headings of the clauses in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

CLEAN-UP

Upon completion of installation or removal of the Equipment or of any other Services performed on Company’s or its customer’s premises, Supplier shall, at its expense, promptly remove all implements, surplus materials and debris used in or produced by those activities.

COMPLIANCE WITH LAWS

Supplier and all persons furnished by Supplier shall comply at their own expense with all applicable federal, state, local and foreign laws, ordinances, regulations and codes, including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance of this Agreement.

DEFAULT

If Supplier shall be in breach or default of any of the provisions of this Agreement and the breach or default shall continue for a period of ten (10) days after Company gives written notice to Supplier, then in addition to all other

General Agreement No. 20020321.3.C

rights and remedies which Company may have at law or equity or otherwise, Company shall have the right to cancel this Agreement without any charge to, or obligation or liability of, Company.

EMERGENCY

Supplier shall use its best efforts to assist Company in obtaining components and equipment compatible with the Equipment in an emergency.

FORCE MAJEURE

Neither party shall be held responsible for any delay or failure in performance of any part of an Order to the extent the delay or failure is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, or other similar cause beyond its control and without the fault or negligence of the delayed or nonperforming party or its subcontractors (“Force Majeure Conditions”). Notwithstanding the foregoing, Supplier’s liability for loss or damage to Company’s Equipment, Software, Materials or other tangible article in Supplier’s possession or control shall not be modified by this clause. If any Force Majeure Condition occurs, the party delayed or unable to perform shall give immediate notice to the other party, stating the nature of the Force Majeure Condition and any action being taken to avoid or minimize its effect, and the party affected by the other’s delay or inability to perform may elect to:

1.	suspend this Agreement or the Order for the duration of the Force Majeure Condition, and

a.	at the affected party’s option, as applicable:

i.	obtain a Lease elsewhere for equipment to perform the functions of the Equipment leased under the Order and deduct from the duration of the Order the time for which such other Lease was obtained, or

ii.
obtain a license elsewhere for Software to perform the functions of the Software licensed under the Order and deduct from the duration of the Order the time for which such other license was obtained, or

iii.
buy or sell elsewhere Equipment, Materials or Services to be bought or sold under an Order and deduct from any commitment the Equipment, Materials or Services bought or sold or for which commitments have been made elsewhere, and

b.
resume performance under the Order for the remainder of the duration (once the Force Majeure Condition ceases) with an option in the affected party to extend such duration up to the length of time the Force Majeure Condition endured and/or,

2.
terminate the Order (at no charge) as to any Equipment, Software or Materials which have not been shipped or as to any Services which has not been commenced, when the delay or nonperformance continues for a period of at least fifteen (15) days.

Unless written notice is given within forty-five (45) days after the affected party is notified of the Force MajeureCondition, 1 shall be deemed selected.

FUTURE IMPROVEMENTS AND BENEFITS

As Supplier announces improvements, Supplier shall advise Company of their features and advantages. Supplier assures Company that all prices, terms, warranties and benefits granted to Company by Supplier for the Software, Materials, Services and improvements, are at least as favorable as those now offered by Supplier to any of its commercial customers who have a similar intended use as that of Company.

GOVERNMENT CONTRACT PROVISIONS

The following provisions regarding equal opportunity, and all applicable laws, rules, regulations and executive orders specifically related thereto, including applicable provisions and clauses from the Federal Acquisition Regulation and all supplements thereto are incorporated in this Agreement as they apply to work performed under

General Agreement No. 20020321.3.C

specific U.S. Government contracts: 41 CFR Part 60-1, Obligations of Contractors and Subcontractors, Sections: 41 CFR 60-1.4, Equal Opportunity Clause; 41 CFR 60-1.7, Reports and Other Required Information; 41 CFR 60-1.8, Segregated Facilities; 41 CFR Part 60-250, Affirmative Action and Nondiscrimination Obligations of Contractors and Subcontractors Regarding Special Disabled Veterans and Veterans of the Vietnam Era, Section 41 CFR 60-250.4, Coverage and Waivers (for contracts and subcontracts of $10,000 or more); and, from 41 CFR Part 60-741, Affirmative Action and Nondiscrimination Obligations of Contractors and Subcontractors Regarding Individuals with Disabilities, Section 41 CFR 60-741.4, Coverage and Waivers (for contracts and subcontracts in excess of $10,000), wherein the terms “contractor” and “subcontractor” shall mean “Supplier”. In addition, orders placed under this Agreement containing a notation that the material or services are intended for use under Government contracts shall be subject to such other Government provisions printed, typed or written thereon, or on the reverse side thereof, or in the attachments thereto.

HARMONY

Supplier shall be entirely responsible for all persons furnished by it working in harmony with all others when Supplier is working on Company’s premises.

HEAVY METALS IN PACKAGING

Supplier warrants to Company that no lead, cadmium, mercury or hexavalent chromium have been intentionally added to any packaging or packaging component (as defined under applicable laws) to be provided to Company under this Agreement. Supplier further warrants to Company that the sum of the concentration levels of lead, cadmium, mercury and hexavalent chromium in the package or packaging component provided to Company under this Agreement or an Order does not exceed one hundred (100) parts per million. Upon request, Supplier shall provide to Company Certificates of Compliance certifying that the packaging and/or packaging components provided under this Agreement are in compliance with the requirements set forth above in this clause. Supplier agrees to indemnify, defend (at Company’s request), and hold harmless Indemnitees (all hereinafter referred to in this clause as “Company”) from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties, and expenses (including reasonable attorneys’ fees) that arise out of or result from Company’s good faith reliance upon said warranties or any certifications of compliance.

IDENTIFICATION

Supplier shall not without Company’s prior written consent: (a) disclose to any third party the contents and/or the facts of this Agreement; or (b) engage in any advertising, promotion or publicity related to this Agreement; or (c) make public use of Company’s trade name, service mark, insignia, symbol, logo, or other designation of AT&T Corp., or its affiliates.

IMPLEADER

Supplier shall not implead or bring any action against Company or its customers or the employees of Company or its customers based on any claim by a person for personal injury or death to an employee of Company or its customers occurring in the course or scope of employment and that arises out of Equipment, Software, Services or Materials furnished under this Agreement or an Order.

INDEMNITY

All persons furnished by Supplier shall be considered solely Supplier’s employees or agents, and Supplier shall be responsible for payment of all unemployment, social security and other payroll taxes, including contributions when required by law. Supplier agrees to indemnify Company, its affiliates, its and their customers and each of their officers, directors, employees, successors and assigns (all hereinafter referred to in this clause as “Company”) from and against any proved or alleged claims, demands or suits, or any losses, damages, liabilities, fines, penalties and expenses (including attorney’s fees) that in any way arise out of, relate to or result from this Agreement, or the items, tangible or intangible, furnished or services performed under or in contemplation of this Agreement including, but not limited to: (1) injuries or death to persons or damage to property, including theft; (2) failure by Supplier to perform any of its obligations under this Agreement; (3) negligent or intentional acts or omissions of Supplier; and (4) infringement of any patent, copyright, trademark, trade secret or other intellectual property right. Supplier agrees to defend Company, at Company’s request, against any such claim, demand or suit. Company

General Agreement No. 20020321.3.C

agrees to notify Supplier within a reasonable time of any written claims or demands against Company for which Supplier is responsible under this clause. Company shall have no indemnity obligations to Supplier.

INSPECTION

Supplier will provide safe access to the Work at all times for Company’s inspection.

INSURANCE

Supplier shall maintain and cause Supplier’s subcontractors to maintain during the term of this Agreement: (1) Workers’ Compensation insurance as prescribed by the law of the state or nation in which the Work is performed; (2) employer’s liability insurance with limits of at least $1,000,000 for each occurrence; (3) automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage per occurrence; (4) Commercial General Liability (“CGL”) insurance, ISO 1988 or later occurrence form of insurance, including Blanket Contractual Liability and Broad Form Property Damage, with limits of at least $1,000,000 combined single limit for bodily injury and property damage per occurrence; and (5) if the furnishing to Company (by sale or otherwise) of products, material or construction, installation, maintenance or repair services is involved, CGL insurance endorsed to include products liability and completed operations coverage in the amount of $5,000,000 per occurrence, which shall be maintained for at least one (1) year following the expiration or termination of this Agreement. All CGL and automobile liability insurance shall designate AT&T Corp., its affiliates, and each of their directors, officers and employees (all referred to in this clause as “Company”) as additional insureds. All the foregoing insurance must be primary and non-contributory and required to respond and pay prior to any other insurance or self-insurance available. Any other coverage available to Company shall apply on an excess basis. Supplier agrees that Supplier, Supplier’s insurer(s) and anyone claiming by, through, under or in Supplier’s behalf shall have no claim, right of action or right of subrogation against Company and its customers based on any loss or liability insured against under the foregoing insurance. Supplier and Supplier’s subcontractors shall furnish prior to the start of Work certificates or adequate proof of the foregoing insurance including, if specifically requested by Company, copies of the endorsements and policies. Company shall be notified in writing at least thirty (30) days prior to cancellation of or any material change in the policy. Insurance companies providing coverage under this Agreement must be rated by A.M. Best with at least an A- rating and a financial size category of at least Class VII.

INVOICING (GOODS)

Supplier agrees to submit invoices promptly upon completion of shipment of all the deliverables. Invoices shall contain such information as Company may reasonably request. Invoices shall be payable thirty days after receipt by Company unless this Agreement calls for payment at a later time.

INVOICING (SERVICES)

Supplier agrees to submit invoices promptly upon receiving notice that the Work has been completed to Company’s reasonable satisfaction. Invoices shall contain such information as Company may reasonably request. Invoices shall be payable thirty days after receipt by Company unless this Agreement calls for payment at a later time. Payment of invoices shall not waive Company’s rights to inspect, test or reject.

Supplier shall (1) render proper original invoices showing Order number, through routing, weight and unit price per the denomination specified in the Order, (2) render separate invoices for each shipment and (3) forward bill of lading and shipping notices with invoice. If prepayment of transportation charges is authorized, Supplier shall include the transportation charges from the FOB point to the destination as a separate item on the invoice stating the name of the carrier used.

LABOR RELATIONS

Supplier shall be responsible for its labor relations with any labor organization represented among its employees and shall be responsible for adjusting all disputes between itself and its employees or any union representing such employees. The provisions of this paragraph shall be extended by Supplier to all subcontractors hereunder. Supplier shall immediately notify Company if Supplier has knowledge of any actual or potential labor dispute which is delaying or could delay the timely performance of this Agreement.

General Agreement No. 20020321.3.C

Limitations of Liability.    NEITHER PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, OR INCIDENTAL DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS APPLY TO ALL CAUSES OF ACTION AND CLAIMS INCLUDING BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, AND OTHER TORTS. The limitation and disclaimers’ of liability shall not apply to, amend or alter either party’s liabilities under the clauses entitled USE OF INFORMATION, CONFIDENTIALITY, WARRANTY OF INFRINGEMENT, INSURANCE, INDEMNITY, IDENTIFICATION, WARRANTY and COMPLIANCE WITH LAWS.

MEDIATION

If a dispute arises out of or relates to this Agreement, or its breach, and the parties have not been successful in resolving the dispute through direct negotiation, the parties shall attempt to resolve the dispute through non- binding mediation by submitting the dispute to a sole mediator selected by the parties or, at the option of a party, to mediation by the American Arbitration Association (“AAA”). Each party shall bear its own expenses and an equal share of the expenses of the mediator and the fees of the AAA. The parties, their representatives, other participants and the mediator shall hold in confidence the existence, content and result of the mediation. If the dispute is not resolved by the mediation, the parties shall have the right to resort to any remedies permitted by law. Defenses based on the passage of time are suspended upon submitting the dispute to the mediator and during the mediation. The time period during the mediation shall be disregarded in calculating such defenses. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights during mediation. A request by a party to a court for injunctive relief shall not be deemed a waiver of the obligation to mediate.

NON-EXCLUSIVE MARKET RIGHTS

This Agreement neither grants to Supplier an exclusive right or privilege to sell, license or Lease to Company any or all Equipment, Software, Services or Materials described in this Agreement which Company may require, nor requires the purchase, license or Lease of any Equipment, Software, Services or Materials from Supplier by Company. Company may contract with other manufacturers and suppliers for the acquisition of comparable Equipment, Software, Services or Materials.

Purchases, licenses or leases by Company under this Agreement shall be initiated by the placement of an Order by Company and the Order shall not restrict the right of Company to cease acquisition nor require Company to continue any level of acquisition from Supplier.

NOTICES

Any notice, demand or other communication (other than an Order) required, or which may be given, under this Agreement shall, unless specifically otherwise provided in this Agreement, be in writing and shall be given or made by overnight courier service, confirmed facsimile, registered or certified mail (return receipt) or other media which provides the sender with written record of delivery, and shall be addressed to the respective parties as follows:

To Supplier:	Jabber, Inc. 1899 Wynkoop St. Denver, Colorado 80202 Attn: Chief Financial Officer

To Company or AT&T Corp.:	AT&T Corp. Supplier Management Division 3210 Lake Emma Rd. Lake Mary, Florida 32746

The notice, demand or other communication (other than an Order) shall be deemed to have been given or made when picked up by the delivery services mentioned above. The above addresses may be changed at any time by giving thirty (30) days prior written notice.

General Agreement No. 20020321.3.C

ORDER TERMINATION

An Order may be terminated by Company, at no charge, at any time prior to shipment from Supplier’s plant or commencement of Services. Company shall notify Supplier in writing of any such termination.

OZONE DEPLETING SUBSTANCES

Supplier warrants and certifies that all Equipment, Software, and Materials, including packaging and packaging components, provided to Company under this Agreement have been accurately labeled, in accordance with the requirements of 40 CFR Part 82 entitled “Protection of Stratospheric Ozone, Subpart E. The labeling of Products Using Ozone Depleting Substances.” Supplier agrees to indemnify, defend and save harmless Indemnitees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties, and expenses (including reasonable attorneys’ fees) that may be sustained by reason of Supplier’s non-compliance with such applicable law or the terms of this warranty and certification.

QUARTERLY REPORTS

Supplier shall render quarterly reports covering Orders placed under this Agreement for Equipment, Software, Services and Materials as early in the subsequent quarter as possible. This report shall be submitted in a mutually agreed upon format.

RELEASES VOID

Neither party shall require (i) waivers or releases of any personal rights or (ii) execution of documents which conflict with the terms of this Agreement, from employees, representatives or customers of the other in connection with visits to its premises and both parties agree that no such releases, waivers or documents shall be pleaded by them or third persons in any action or proceeding.

RIGHT OF ENTRY AND PLANT RULES

Each party shall have the right to enter the premises of the other party during normal business hours with respect to the performance of this Agreement, subject to all plant rules and regulations, security regulations and procedures and U.S. Government clearance requirements, if applicable. Supplier shall become acquainted with conditions governing the delivery, receipt and storage of Materials and Equipment at the site of the Services so that Supplier will not interfere with Company’s operations. Storage space will not necessarily be provided adjacent to the site of the Services. Therefore, Supplier shall be expected to select, uncrate, remove and transport Materials and Equipment from the storage areas provided. Company is not responsible for the safekeeping of Supplier’s property on Company’s premises. Supplier shall not stop, delay or interfere with Company’s work schedule without the prior approval of Company’s Representative. Supplier shall provide and maintain sufficient covering and take any other precautions necessary to protect Company’s stock, equipment and other property from damage due to Supplier’s performance of the Services.

SEVERABILITY

If any of the provisions of this Agreement shall be invalid or unenforceable, the invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement or Order, but rather the entire Agreement or Order shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

SHIPPING

Supplier shall: (1) ship the material covered by this Agreement or order complete unless instructed otherwise to the designated destination; (2) ship according to routing instructions given by Company; (3) place the Agreement and/or order number on all subordinate documents, packages and shipping papers; (4) enclose a packing memorandum with each shipment and, when more than one package is shipped, identify the package containing the memorandum. Adequate protective packing shall be furnished at no additional charge. Shipping and routing instructions may be furnished or altered by Company without writing. If Supplier does not comply with Company’s shipping or routing instructions, Supplier authorizes Company to deduct from any invoice of Supplier (or to charge back to Supplier) any increased costs incurred by Company as a result of Supplier’s noncompliance.

General Agreement No. 20020321.3.C

SOURCE PROGRAMS AND TECHNICAL DOCUMENTATION

Supplier shall, at Company’s request, enter into an Escrow Agreement substantially the same in form and substance to the form attached (Appendix A) to this Agreement to safeguard Supplier’s Software Specifications and source program at any time during the duration of this Agreement. Both parties shall negotiate in good faith such Escrow Agreement.

If the parties have not entered into an Escrow Agreement then the following clause shall apply:

If Supplier, among other things becomes insolvent, or ceases to carry on business on a regular basis, then (a) Supplier, or others acting on behalf of Supplier, shall furnish to Company all Software Source Materials and (b) Supplier will be deemed to have granted to Company a perpetual non-exclusive royalty-free right to Use the Software and the SoftwareSource Materials under the provisions of the Order. If Company’s Use of the Software Source Materials involves Use or copying of copyrighted material or the practice of any invention covered by a patent, Supplier shall not assert the copyright or patent against Company.

STANDARDS

Employees of Supplier with records of criminal convictions, other than minor traffic violations, shall not be assigned to Company’s premises until a detailed statement of the circumstances is furnished to Company for its review, and Company has given its written approval of such assignment. In fulfilling Supplier’s obligations under this clause, Supplier shall comply fully with all laws relating to the making of investigative reports and the disclosure of information contained therein.

SUPPLIER’S INFORMATION

Notwithstanding anything to the contrary in this Agreement, Supplier agrees that Company shall have no confidentiality obligation with respect to any information (whether in tangible or intangible form) that is delivered to Company under or in contemplation of this Agreement. If Supplier delivers any third party-owned information to Company under or in contemplation of this Agreement, Supplier represents and warrants that it has the right to deliver such third party-owned information. Further, there are no limitations on the Uses of Software except as otherwise agreed to in the OPERATING SYSTEMS SOFTWARE clause in Article II and in the LICENSE GRANT and INTELLECTUAL PROPERTY RIGHTS clauses in Article IV.

SURVIVAL OF OBLIGATIONS

It is agreed that certain obligations of the parties under this Agreement, which, by their nature would continue beyond the termination, cancellation, or expiration of this Agreement, shall survive termination, cancellation or expiration of this Agreement. Such obligations include, by way of illustration only and not limitation, those contained in the COMPLIANCE WITH LAWS, IDENTIFICATION, INDEMNITY, INSURANCE, RELEASES VOID, USE OF INFORMATION and WARRANTY clauses

TAXES

Company shall be responsible for paying state and local sales and use taxes, as applicable to transactions under this Agreement.

TIMELY PERFORMANCE

If Supplier has knowledge that anything prevents or threatens to prevent the timely performance of the Services under this Agreement, Supplier shall immediately notify Company’s Representative thereof and include all relevant information concerning the delay or potential delay.

TOOLS AND EQUIPMENT

Unless otherwise specifically provided in this Agreement, Supplier shall provide all labor and equipment for performance of this Agreement. Should Supplier actually use any equipment owned or rented by Company or its customer, Supplier acknowledges that Supplier accepts the equipment “as is, where is,” that neither Company nor its customer have any responsibility for its condition or state of repair and that Supplier shall have risk of loss an damage to it. Supplier agrees not to remove the equipment from Company’s or its customer’s premises and to return

General Agreement No. 20020321.3.C

it to Company or its customer upon completion of use, or at such earlier time as Company or its customer may request, in the same condition as when received by Supplier, reasonable wear and tear excepted.

USE OF INFORMATION

Supplier shall view as Company’s property any Information or Medium, however conveyed, provided to, or acquired by, Supplier under or in contemplation of this Agreement or an Order. Supplier shall, at no charge to Company, and as Company directs, destroy or surrender to Company promptly at its request any such Medium or any copy of such Information. Supplier shall keep Information confidential and use it only in performing under this Agreement or an Order and obligate its employees, subcontractors and others working for it to do so, provided that the foregoing shall not apply to Information previously known to Supplier free of obligation, or made public through no fault imputable to Supplier.

VARIATION OF QUANTITY

Company assumes no liability for Equipment, Software, or Materials produced, processed or shipped in excess of the amount specified in any Order placed with Supplier.

WAIVER

An effective waiver under this Agreement must be in writing and signed by the party waiving its right. A waiver by either party of any instance of the other party’s noncompliance with any obligation or responsibility under this Agreement will not be deemed a waiver of subsequent or other prior instances of non-compliance.

WORK DONE BY OTHERS

If any part of the Services performed by Supplier is dependent upon Services done by others, Supplier shall inspect and promptly report to Company any defect that renders the other work unsuitable for Supplier’s proper performance. Supplier’s silence shall constitute approval of the other work as fit, proper and suitable for Supplier’s performance of the Services or other work.

ENTIRE AGREEMENT

This Agreement shall incorporate the typed or written provisions on Company’s order issued pursuant to this Agreement and shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the order(s) and shall not be changed, modified or rescinded, except by a writing signed by Supplier and Company. Printed provisions on the reverse side of Company’s orders (except as specified otherwise in this Agreement) and all provisions on Supplier’s forms shall be deemed deleted. Estimates or forecasts furnished by Company shall not constitute commitments. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements and understandings of the parties with respect to the subject matter of this Agreement.            The term “Work” as used in this Agreement may also be referred to as “services.”

AGREED:

Jabber, Inc.		AT&T Corp.

By:		By:

	(signed)		(signed)

Name:	Rob Balgley	Name:	David Y. Stevens

	(printed)		(printed)

Title:	President and CEO	Title:	Procurement Manager

Date:	3/22/02	Date:	3/22/2002